Exhibit 99.1

Southern National Bancorp of Virginia, Inc. is now Primis Financial Corp.

Sonabank is now Primis Bank

Stock Trading Symbol to Change from “SONA” to “FRST”

For immediate release

McLean, Virginia, March 31, 2021 – Southern National Bancorp of Virginia, Inc. (the “Company”) (NASDAQ: SONA), the parent of Sonabank, today announced that it has changed its corporate name and will now be known as Primis Financial Corp. In addition, as previously disclosed, Sonabank, the Company’s wholly-owned bank subsidiary, has also changed its name to Primis Bank effective today.

The Company also announced that its trading symbol on the Nasdaq Global Market has changed from “SONA” to “FRST”. Trading under the new trading symbol will begin at market opening today, March 31, 2021. The Company’s common stock will continue to be listed on NASDAQ and no action is required from current shareholders in relation to the change in the trading symbol. The CUSIP number for the Company’s common stock will change to 74167B 109. If a shareholder holds Company shares in a certificated form, the shareholder will need to surrender the certificate to the Company’s transfer agent Computershare to have the certificated shares converted to book entry form with the Company’s new CUSIP. The Company will provide notice in the coming days to shareholders holding certificated shares to facilitate that conversion process.

Commenting on the name change, Dennis J. Zember, Jr., President and CEO of the Company, said, “Rebranding our Company was a logical decision once the board and the executive team committed to a new vision. The new vision centers around being innovative in the way we deliver more meaningful results to our customers and our shareholders, and doing so in a culture that is exciting and infectious. Our staff’s effort to make this vision a reality deserves a first class brand like we have with Primis.”

About Primis Financial Corp.

As of December 31, 2020, Primis Financial Corp., formerly known as Southern National Bancorp of Virginia, Inc., had $3.09 billion in total assets, $2.44 billion in total loans and $2.43 billion in total deposits. Primis Bank, the Company’s banking subsidiary and formerly known as Sonabank, provides a range of financial services to individuals and small and medium sized businesses through forty-two full-service branches in Virginia and Maryland and through certain internet and mobile applications.

Contacts:	Address:
Dennis J. Zember, Jr., President and CEO	Primis Financial Corp.
Matthew A. Switzer, EVP and CFO	6830 Old Dominion Drive
Phone: (703) 893-7400	McLean, VA 22101

Primis Financial Corp., NASDAQ Symbol FRST

Website: www.primisbank.com

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